Exhibit 99.1

Contacts: Harold Castle, The LGL Group, Inc.:        407-298-2000 ex: 146

                Email: hcastle@lglgroup.com

                Victor Emmanuel, VJE Consultants:          914-305-5198

The LGL Group, Inc. Files to Extend Due Date for Form 10-Q for the Quarter Ended June 30, 2009

ORLANDO, FL, August 18, 2009 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), filed an extension with the Securities and Exchange Commission (“SEC”) yesterday, effectively extending the due date to file its quarterly report on Form 10-Q for the quarter ended June 30, 2009, to Wednesday, August 19, 2009.  The Company is working to complete comprehensive amendments to its credit facilities with its primary lender. In providing notice to the SEC, the Company noted that revenues for the second quarter 2009 were $7,236,000, which represents a decrease of $2,914,000 compared to the same period in 2008.  As a result, the Company also expects to report an operating loss of $896,000 and a net loss of $939,000 for the second quarter 2009.  The Company’s operating loss for second quarter 2008 was $394,000 and net loss was $573,000.  These results are directly related to the reduction in revenues.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact Harold D. Castle, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the Securities and Exchange Commission.